ELME COMMUNITIES
EXECUTIVE OFFICER SHORT-TERM INCENTIVE PLAN
(Effective as of November 13, 2025)

ARTICLE I. INTRODUCTION

1.1    Purpose. The purposes of the Elme Communities Executive Officer Short-Term Incentive Plan (the “Plan”) contained herein are to allow Elme Communities (the “Trust”) to retain (and attract) talented executives, to provide incentives to executives to achieve certain performance targets related to execution of the Trust’s Plan of Sale and Liquidation. In furtherance of this purpose, the Plan is designed to provide short-term incentive compensation to specified executive officers of the Trust, the amount of which is dependent on the degree of attainment of certain performance goals of the Trust over the Performance Period (as defined in the Plan).
1.2    Overview. Each award under the Plan represents an opportunity for a participant to earn a cash award expressed as a dollar amount that is a multiple of the participant’s annual base salary, which multiple varies depending on the participant’s job position and the degree of achievement of the performance goals over the Performance Period. The award, if earned, is paid following completion of the Performance Period.
1.3    Effective Date. This Plan is effective as of November 13, 2025 (the “Effective Date”), and was approved by the Compensation Committee of the Board of Trustees of the Trust (the “Committee”) and by the Board of Trustees of the Trust (the “Board”) on January 21, 2026.
ARTICLE II. DEFINITIONS
2.1    “Award” means an opportunity to earn a cash payment based on the attainment of performance criteria over the Performance Period.
2.2    “Cause” means
(a)    commission by the Participant of a felony or crime of moral turpitude;
(b)    conduct by the Participant in the performance of the Participant’s duties to the Trust which is illegal, dishonest, fraudulent or disloyal;
(c)    the breach by the Participant of any fiduciary duty the Participant owes to the Trust; or
(d)    gross neglect of duty which is not cured by the Participant to the reasonable satisfaction of the Trust within thirty (30) days of the Participant’s receipt of written notice from the Trust advising the Participant of said gross neglect.

2.3    “Disability” means any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, as a result of which the Participant is receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Trust. The determination of whether the Participant’s physical or mental impairment satisfies the conditions set forth in this Section shall be made under a disability insurance program covering employees of the Trust; provided, however, that if the Participant is determined to be totally disabled by the Social Security Administration, his physical or mental impairment shall be deemed to satisfy the conditions of this Section.
2.4    “Good Reason” means the Participant resigns because the Participant’s annual base salary, or the Award opportunity hereunder, are materially diminished without Participant’s consent, provided that (A) Participant gives written notice to the Trust within thirty (30) days following the first occurrence of the diminution or receipt of notice of the diminution of Participant’s objection to the diminution, (B) the Trust fails to remedy the diminution within thirty (30) days following Participant’s written notice, and (C) Participant terminates his or her employment within thirty (30) days following the Trust’s failure to remedy the diminution.
2.5    “Participant” means the persons listed on Appendix A, or any other person or position designated by the Committee to be eligible to participate in this Plan.
2.6    “Performance Period” means the period from and including November 13, 2025 through the earlier of (i) November 13, 2026 and (ii) the date on which the actual levels of achievement of the Performance Goals in Section 4.2(A) and (B) are otherwise determined by the Committee.
2.7    “Plan of Sale and Liquidation” means that certain Plan of Sale and Liquidation, which became effective on October 30, 2025.
ARTICLE III. ELIGIBILITY AND ADMINISTRATION
3.1    Eligibility. Only those persons listed as Participants on Appendix A, who are employees of the Trust as of the first day of the Performance Period, shall be the Participants unless specifically excluded by the Committee. The Committee may designate additional employees as Participants during the Performance Period. If the Committee adds Participants after the first day of the Performance Period, the Participant’s Award opportunity will be as established by the Committee by written notice to the Participant in lieu of the level specified in Section 4.1. Unless otherwise specified by the Committee, the Award for any Participant who is not a Participant on the first day of the Performance Period shall be prorated in the proportion that the number of days the Participant is employed by the Trust during the Performance Period bears to the number of days in the Performance Period. Once a person becomes a Participant in the Plan, the Participant shall remain a Participant until any Award payable hereunder has been paid or forfeited.

3.2    Administration. The Plan shall be administered by the Committee, which shall have discretionary authority to interpret and make all determinations relating to the Plan. Any interpretation or determination by the Committee shall be binding on all parties.
ARTICLE IV. AWARDS
4.1    Award Opportunity. Each Participant’s total Award under the Plan with respect to the Performance Period shall be stated as a percentage of the Participant’s annual base salary determined as of the first day of the Performance Period (subject to adjustment, as applicable, pursuant to the last paragraph of this Section 4.1), which percentage shall depend upon the Participant’s position and the degree of achievement of threshold, target, and high of each Performance Goal (as defined below) for the Performance Period which, except as otherwise determined by the Committee, shall be as set forth in the table below:

	Threshold	Target	High
President and Chief Executive Officer	45%	90%	135%
Executive Vice President	37%	75%	120%
Senior Vice President	30%	60%	105%

Unless otherwise specified by the Committee, the Award for any Participant who is promoted during the Performance Period shall be determined by prorating the applicable threshold, target and high percentages set forth above and applying the Participant’s annual base salary as of the first day of the Performance Period and as of the effective date of their promotion, respectively, to the number of days the Participant is employed by the Trust during the Performance Period at each of the levels set forth above.

4.2    Performance Goals. The performance measures and the weighting attributable to each performance measure under the Plan for the Performance Period shall consist of (A) the aggregate amount of the additional liquidating distributions to be paid to shareholders following effectiveness of the Plan of Sale and Liquidation, as estimated by the Committee as of July 31, 2026, but excluding the initial special liquidating distribution paid on January 7, 2026 to holders of record on December 22, 2025 (40%), (B) the timing of completion of the sale of substantially all of the remaining assets of the Trust, including completion of the sale of the 10 remaining multifamily/office assets owned by the Trust on November 13, 2025 in furtherance of winding-up of the activities of the Trust (40%), and (C) other subjective measures in furtherance of implementing the Plan of Sale and Liquidation, as determined by the Committee (20%). The threshold, target and high performance goals for each performance measure (collectively the “Performance Goals”) shall be separately determined by the Committee and communicated to the Participants.
Upon or following completion of the Performance Period, the degree of achievement of the Performance Goals shall be determined by the Committee in its discretion. If the Committee determines that the degree of achievement of one or more Performance Goals is between threshold and target or between target and high, then the portion of the Award that is dependent upon such Performance Goal shall be determined by linear interpolation between such values. If the degree of achievement of one or more Performance Goals falls below threshold, the portion of the Award that is dependent on such Performance Goal shall not be paid.
In determining the degree to which a Performance Goal is achieved, the Committee may take into account absolute performance, performance relative to other companies in the industry, the challenges faced by the Trust and/or the positive external circumstances that may have beneficially impacted the Trust’s performance, input from the Board or written materials provided by the Chief Executive Officer. In addition, the Committee may provide that any evaluation of performance may include or exclude events that occur during a Performance Period, such as, but not limited to: (a) asset write-downs; (b) litigation or claims, judgments, or settlements; (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; or (d) other anticipated extraordinary items.
4.3    Eligibility for, Timing and Form of Payment of Award. Except as provided in Section 4.4, the Participant must be employed by the Trust on the last day of the Performance Period to receive an Award, and the Award shall be paid as follows:
(a)    Upon or following the end of the Performance Period, for each Participant, the Committee shall determine the degree of achievement of the Performance Goals and determine the dollar amount payable in cash to each Participant based on achievement of the Performance Goals; and
(b)    The dollar amount payable in cash for each Participant shall be paid no later than sixty (60) days following the end of the Performance Period.
4.4    Qualifying Termination during the Performance Period. If during the Performance Period, (A) the Participant’s employment is terminated by the Trust without Cause, (B) the Participant resigns with Good Reason, dies or becomes subject to a Disability while employed by the Trust, or (C) the Participant and the Board otherwise mutually agree that the Participant’s resignation constitutes a Qualifying Termination under this Section 4.4, the Participant shall receive an Award calculated based on the actual levels of achievement of the Performance Goals in Section 4.2(A) and (B) for the entire Performance Period and at target level of achievement of the Performance Goal in Section 4.2(C) for the entire Performance Period, but the Award shall be prorated in the proportion that the number of days elapsed from the beginning of the Performance Period through the date the Participant ceases to be an employee of the Trust bears to the total number of days in the Performance Period. The timing of payment Awards shall occur no later than sixty (60) days following the earlier of (x) the end of the Performance Period or (y) the date on which the actual levels of achievement of the Performance Goals in Section 4.2(A) and (B) are otherwise determined by the Committee.

ARTICLE V. MISCELLANEOUS
5.1    Payroll Withholding. The payment of the Award shall be reduced by all required tax withholding and all other applicable payroll deductions.
5.2    Restrictions on Transfer. The Participant shall not have the right to make or permit to exist any transfer or hypothecation, whether outright or as security, with or without consideration, voluntary or involuntary, of all or any part of any right, title or interest in or to an Award until such date as, and only to the extent that, cash has been paid. Any such disposition not made in accordance with this Plan shall be deemed null and void. Any permitted transferee under this Section shall be bound by the terms of this Plan.
5.3    Successors. This Plan shall be binding upon and inure to the benefit of the heirs, legal representatives, successors, and permitted assigns of the parties.
5.4    Notice. Except as otherwise specified herein, all notices and other communications under this Plan shall be in writing and shall be deemed to have been given if personally delivered or if sent by registered or certified United States mail, return receipt requested, postage prepaid, addressed to the proposed recipient at the last known address of the recipient. Any party may designate any other address to which notices shall be sent by giving notice of the address to the other parties in the same manner as provided herein.
5.5    Severability. In the event that any one or more of the provisions or portion thereof contained in this Plan shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this Plan, and this Plan shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained herein.
5.6    No Right to Continued Retention. Neither the establishment of the Plan nor the Award hereunder shall be construed as giving any Participant the right to continued service with the Trust.
5.7    Interpretation and IRC Section 409A. Section headings used herein are for convenience of reference only and shall not be considered in construing this Plan. Sections 1.1 and 1.2 are intended to introduce and summarize the Plan only and shall not apply for purposes of determining a Participant’s rights under the Plan. Termination of employment under the Plan shall be considered to have occurred for purposes of Section 4.4 only if the Participant has a termination of employment that constitutes a “separation from service” within the meaning of Section 409A of the Internal Revenue Code. Awards under the Plan are intended to be exempt from Section 409A as “short-term deferrals” within the meaning of the Treasury Regulations under Section 409A, and the Plan shall be interpreted in a manner to be exempt from or otherwise in compliance with Section 409A.
5.8    Amendment and Termination of the Plan. The Committee reserves the right to amend or terminate the Plan at any time, provided that no amendment shall deprive a Participant of any Award that is earned up to the date of the amendment or termination or result in the acceleration of any award payable under the Plan if such acceleration would result in any Participants incurring a tax under Section 409A of the Internal Revenue Code.
5.9    Governing Laws. The laws of the State of Maryland shall govern the Plan, to the extent not preempted by federal law, without reference to the principles of conflict of laws.

ELME COMMUNITIES
By: /s/ Paul T. McDermott Name: Paul T. McDermott Title: President and Chief Executive Officer

Appendix A

Paul McDermott
Tiffany Butcher
Drew Hammond